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                                                                   Exhibit 10.25

                        AMENDMENT TO EMPLOYMENT AGREEMENT

            This is an Amendment, dated as of November 20, 2002, to the Employment Agreement (the "Employment Agreement") entered into as of March 11, 2000, by and between Joseph R. Martin (the "Executive") and Fairchild Semiconductor Corporation, a Delaware corporation (the "Corporation").

                                 R E C I T A L S

            A. The Executive and the Corporation have entered into the Employment Agreement.

            B. The Executive and the Corporation desire to amend the Employment Agreement as set forth herein to attempt to ensure the Executive's continued employment with the Corporation and an orderly transition for the Executive's successor as Chief Financial Officer of the Corporation.

            C. Terms not otherwise defined herein have the meanings set forth in the Employment Agreement.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Employment Agreement by adding the following new sections to the Employment Agreement as follows:

SECTION 23. RENEWAL OF INITIAL TERM

            (a) Extension of Initial Term. Notwithstanding anything to the contrary in Section 1(a) of this Agreement, upon the expiration of the Initial Term (March 11, 2003), this Agreement shall be renewed automatically for an additional one (1) year term (the "Renewal Term").

            (b) Duties During Renewal Term. During the Renewal Term, the Executive shall continue to be employed by the Corporation as Executive Vice President and Chief Financial Officer until such time as a successor Chief Financial Officer is appointed. In the event a successor Chief Financial Officer is appointed during the Renewal Term, the Executive will continue to be a member of the Corporation's Board of Directors for the remainder of the Renewal Term, and will continue to be employed by the Corporation for the remainder of the Renewal Term as a member of the Corporation's Executive Committee, reporting directly to the Chief Executive Officer, with such authority, duties, responsibilities and title as the Chief Executive Officer shall determine and which are not inconsistent with the terms of this Agreement. The provisions of
Section 2(b) of this Agreement shall continue to remain in full force and effect during the Renewal Term. During the Renewal Term and thereafter, the Executive may continue to use and thereafter to retain miscellaneous personal property in his possession. The Executive and the Corporation agree that the appointment of a successor Chief Financial Officer during the Renewal Term shall not be treated as Good Reason under this

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Agreement (but such an appointment before the end of the Renewal Term will constitute Good Reason unless the Executive has recommended such successor or otherwise consents to such appointment).

            (c) Further Extensions and Consulting After Renewal Term. The Executive and the Corporation may agree to one or more additional extensions of the Executive's term of employment with the Corporation following the Renewal Term, or may agree to terms on which the Executive would provide consulting services to the Corporation on a non-exclusive basis as reasonably requested by the Corporation for a period of time following the Renewal Term, and in either such case the Executive and the Corporation would negotiate the scope of the duties to be performed as well as the Executive's salary, bonus, stock option and other terms and conditions of such employment or consulting. Neither the Executive nor the Corporation shall have any obligation to negotiate toward or agree to any such extension or arrangement.

SECTION 24. APPLICATION OF AGREEMENT DURING RENEWAL TERM

            (a) Renewal Term. During the Renewal Term, the provisions of this Agreement will remain in full force and effect except as modified by Sections 23 through 25 hereof. Notwithstanding any provision of this Agreement to the contrary, if during the Renewal Term the Executive's employment is terminated for any reason, then the Executive shall receive the rights and benefits related to health care and life insurance described in Section 8, and stock options granted to the Executive under the company's stock option plans prior to the date hereof shall fully vest and the Executive shall have the full option term to exercise such options.

            (b) Base and Incentive Compensation. During the Renewal Term, the Corporation shall pay the Executive base compensation and establish incentive plan target levels that are competitive with similarly situated high-technology companies, provided that neither will be lower than any previously paid or established under this Agreement. For purposes of Section 11 of this Agreement, the provisions of this Section 24(b) shall be treated as terms of Sections 3 and 4 of this Agreement.

SECTION 25. STOCK OPTION GRANT

            (a) Grant and Vesting of Options.

            (1) Grant. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to the Executive, as of date hereof (the "Grant Date"), options (the "Options") to purchase up to 200,000 shares of the Corporation's Class A Common Stock, par value $.01 per share, under and subject to the Corporation's Restated Stock Option Plan. The foregoing grant of Options will be evidenced by a customary Stock Option Agreement under such plan, dated the date hereof and not inconsistent with the terms hereof. The Executive acknowledges that the foregoing grant is in lieu of any grant that would have been made to the Executive as part of the principal annual general employee option grant in 2003, provided that Executive remains eligible for other negotiated grants prior to the expiration of the Renewal Term.

            (b) Vesting. The Options shall become exercisable in one-quarter increments on each of the first four anniversaries of the Grant Date for as long as the Executive remains


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employed by the Corporation under this Agreement or otherwise, and shall become exercisable in their entirety upon the termination of Executive's employment with the Corporation, whether before or after the expiration of the Renewal Term or any additional terms of employment agreed in accordance with Section 23(c). The Executive shall have the full option term to exercise any such options following termination. Any arrangement for consulting services under Section 23(c) shall not be considered a term of employment for purposes of this paragraph.


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            IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of date first set forth above.

                                            FAIRCHILD SEMICONDUCTOR CORPORATION

                                            By /s/ Kirk P. Pond
                                              ----------------------------------
                                            Its CEO
                                               ---------------------------------


                                            EXECUTIVE

                                            /s/ Joseph R. Martin
                                            ------------------------------------
                                            Joseph R. Martin


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